First Federal Bank, A Federal Savings Bank


                     MANAGEMENT INCENTIVE AWARD PLAN


                             1998 PLAN YEAR



                      Effective Date: July 1, 1997



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Management Incentive Award Plan                                      July 1,1997


                                SECTION I

                       RESTRICTIONS ON INFORMATION

The contents of this Plan shall be disseminated only to the eligible employees of the "Bank,, who are Participants as named on Exhibit "A,, and others on a "need to know" basis.

The President may elect a more limited distribution.


                               SECTION II

                           PURPOSE OF THE PLAN

The purpose of the Plan is to provide those employees of the Bank, primarily responsible for the development and execution of strategies, management of personnel and programs, innovation, and earning of profits, with an incentive, beyond their salaries, to strive for the long term production of higher than average return on equity for the Bank. In general it is the philosophy of the Board of Directors that base salaries on these employees be held below the prevailing base salaries on Bank peers but, based on results, the sum of base and incentive can approach or even exceed the highest peer's total compensation. This allows a substantial part of compensation to be tied to personal and Bank performance and provides motivation by --

          1. requiring the production of an acceptable level of after-tax profit for the shareholders before employee participation;

          2. requiring the establishment of individual year-end performance reviews which compliment those of the Chairman and President and serve to demonstrate the achievement of strategic and personal performance which may or may not reflect in short-term profit; and

          3. providing guidance in an equitable method of allocating individual awards based on performance, contribution and achievement.

Careful thought has gone into the development of this Plan. It is believed to provide an effective motivational tool for management participants in a safe and sound environment to produce better than average return on equity for the shareholders.



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Management Incentive Award Plan                                     July 1, 1997

                               SECTION III

                       ADMINISTRATION OF THE PLAN

The Plan will be administered by the Personnel and Pension Committee of the Board of Directors with the assistance of the Chairman of the Board and the President.

The Committee shall have the right to interpret the Plan and to approve for recommendation to the Board of Directors the list of Participants (Exhibit "A").

The Board of Directors may amend, modify or terminate the Plan at any time prior to the distribution of the incentive payment as set forth in Section VIII. Said amendment, modification, or termination may be retroactive, and no employee shall have any vested rights pursuant to this Plan.

The Plan is not and does not become a part of any present or future employment contract. No earned or anticipated incentive payment may be attached, transferred, pledged or assigned. Upon clear evidence of such action, the Board of Directors may, without notification, elect to withhold the payment of all or any part of any individual's payment.

Incentive awards shall be treated as an expense in the Fiscal Year in which the awards are earned and not the Fiscal Year in which paid. Proper withholding for taxes shall be applied to all awards under this Plan.

First Federal Bank, A F.S.B. shall not merge into or consolidate with another entity or sell all or substantially all of its assets to another entity unless such other entity becomes obligated to perform the terms and conditions relating to awards already earned but not yet paid.


                               SECTION IV

                         PARTICIPANT ELIGIBILITY

A Participant must be a management employee as provided for in Exhibit "A" of this Plan and remain in the employ of the Bank through June 30, 1998 for consideration. Except, if a Participant dies, becomes disabled, retires or is granted, in writing, a Leave of Absence under 1ST BANCORP's Personnel Policy, the Chairman of the Board or President may, at their discretion, recommend for the Committee's review and the Board of Directors ultimate approval, a partial award based on Participant's performance, contribution and achievement of goals.

Other management employees, such as those employed in branch mortgage origination offices and First Financial Insurance Agency, Inc. are incentive compensated on another basis more directly identifiable with their operations and are not included in this Plan.

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Management Incentive Award Plan                                     July 1, 1997


                                SECTION V

                            GENERAL PREMISES

This Plan is based on four fundamental factors:

          1. After tax but before incentive year-end profit as adjusted by the Board of Directors for any extraordinary factors or those which could be perceived as resulting from risk taking to achieve short-term profits.

          2. Equity.

          3. Maximizing the potential contribution of each Participant based on resources and direction afforded the individual.

          4. The appraisal of each Participant's individual job performance and contribution towards the Bank's long-term goals.


                               SECTION VI

                         EVALUATING PERFORMANCE

The Board of Directors desires that the organization's management function as a team and strive to achieve results together. Toward this end, while none of us are prescient, we require that personal objectives or areas of work emphasis for the year be identified that are expected to contribute to the whole.

By July 30, 1998, each if the participants listed in Exhibit "A", with the exception of the Board Chairman, President and Executive Vice President, shall prepare and submit a chronological listing, with some narrative explanation to define scope and/or benefit to the bank, of their accomplishments during the preceding FY, to the President. The President shall review the submissions of accomplishments and as he deems appropriate consult with both the individuals and supervisors. The President with the Board Chairman and Executive Vice
President, shall rank order the submissions and provide copies of the participants' submission, plus their rank order to the Chairman of the Pension and Personnel Committee, for their information no later than August 15th.

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Management Incentive Award Plan                                     July 1, 1997

By August 15th, the Board Chairman, President and Executive Vice President, shall prepare and submit a chronological listing, with some narrative explanation to define scope and/or benefit to the bank, of their accomplishments during the preceding FY, to the Chairman of the Pension and Personnel Committee if so requested. The Pension and Personnel Committee shall meet and after reviewing the accomplishments of the Board Chairman, President and Executive Vice President, allocate their performance bonuses

At the August monthly Board of Directors Meeting the Chairman of the Pension and Personnel Committee will submit his recommendations for the allocation of the annual bonus pool. The Pension and Personnel Committee will advise the President of the balance of funds available for allocation among the remaining plan participants no later than August 30th. Following discussion and approval of the recommendations the distribution of the annual bonuses will be affected to all participants in a Special September Payroll on or before September 15th.



                               SECTION VII

                  DETERMINATION OF INCENTIVE AWARD FUND

The Board of Directors anticipates each year to contain challenges for the management team. Wanting to continue to emphasize a results based compensation component while first rewarding shareholders, it seems prudent to base the Management Incentive Award Fund on the Bank's Return on Equity.

As of June 30, 1998, the Management Incentive Award Fund will be determined as follows:

          1. The Board of Directors has determined 1ST BANCORP's equity as of the end of the FY1997, to be $22,332,876. A base Net Income of $781,650 is required for the Management Incentive Award Plan.

          2. If 1ST BANCORPS's Net Income exceeds $781,650, then 20% of the excess shall be deemed eligible for and the basis for establishing the Management Incentive Award Fund subject to review by the Board of Directors.

          3. The Management Incentive Award Fund is to be reviewed by the Board of Directors and, at their sole discretion, adjusted for extraordinary effects during the Fiscal Year and/or for any transactions that resulted from excessive risk-taking to achieve short- term results. It is understood that there is normally a risk-reward relationship. The Board of Directors' judgment will be employed in the assessment of the limit of "acceptable,, risk-taking.

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Management Incentive Award Plan                                     July 1, 1997


                              SECTION VIII

                              DISTRIBUTION

The Personnel and Pension Committee, none of whom are Participants, will look first at the sum of the year's earnings of all Participants and the difference between that and the annual total compensation of the most recent peer survey(s) of positions most like ours. That compared to the Management Incentive Award Fund generated in Section VII will guide in the overall allocation of the individual awards.

The Chairman of the Board, President and Executive Vice President & CFO shall report to the Personnel and Pension Committee on accomplishments of their individual objectives as set forth under Section VI. That, along with the Personnel and Pension Committee's ongoing assessment through Board of Directors and Personnel and Pension Committee meetings, Audit Reports, 10Q's and K's, Examination Reports, and any other factors they deem pertinent, will become the basis for their evaluation and the Chairman of the Board and the President. The Chairman of the Board and the President will be invited to participate in the evaluation of the Executive Vice President & CFO.

The Personnel and Pension Committee, with the Chairman of the Board and the President, will recommend to the entire Board of Directors, the individual incentive awards to the Chairman of the Board, President and the Executive Vice President & CFO.

The President, with and through his management organization, will evaluate the remaining other Participants' performance based on their synopsis of achievements during the Fiscal Year and any other factors deemed pertinent. Objective achievement will be a significant factor, though we appreciate that evaluation is not an exact science. Other factors that may be considered would be creativity and innovation brought to the job, community involvement, professional development, teamwork, attendance, size of staff, cost consciousness, budgetary responsibility, revenue generation, additional responsibility assumed during the Fiscal Year not otherwise addressed all as a part of a total job performance evaluation.

Based on the above individual evaluations and knowing the amount of the Management Incentive Award Fund remaining to be allocated, the President will prepare a listing showing the names of all Plan Participants and the incentive award recommended for each by him. Appropriate explanation and/or interpretation should accompany any unusual situation(s).

Final distribution/allocation approval of the Management Incentive Award Fund is reserved for the Board of Directors. Payout of the Management Incentive Award Fund, if generated, will be effected by September 15, 1997.

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Management Incentive Award Plan                                     July 1, 1997


                               SECTION IX

                               CONCLUSION

It is the intention of the First Federal Bank, A F.S.B. to administer the Management Incentive Award Plan so the maximum benefits commensurate with safe and sound business practices will result for all Plan Participants and thereby generously favor the shareholders. All restrictions, provisions for changes and relief are included to provide maximum protection for the administrators and stockholders, and to provide for the continuation of this Plan or some other plan to accomplish the purposes set forth in Section II.

The Board of Directors will review the Plan annually, in the light of the then-current conditions and Plan operation. If there are changes called for to better meet the purpose, appropriate revisions will be adopted. Every effort will be made to announce those changes to Participants before the Plan Year, but no later than the end of the first quarter.

The Bank reaffirms its commitment to the principles of management participation in setting of goals, and in incentive compensation after shareholder satisfaction in recognition of achievement. The Bank firmly believes that a strong incentive program will produce results for the shareholders.























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Management Incentive Award Plan                                     July 1, 1997





                               EXHIBIT "A"

          MANAGEMENT INCENTIVE AWARD PLAN PARTICIPANTS -- 97/98


                C. James MCCORMICK, Chairman of the Board
                   Frank D. BARACANI, President & CEO
          M. Lynn STENFTENAGEL, Executive Vice President & CFO
                Carroll C. HAMNER, Senior Vice President
                Gerald R. BELANGER, Senior Vice President
           Bradley M. RUST, Senior Vice President & Controller
                     Laura E. BOGARD, Vice President
                     Cheryl A. OTTEN, Vice President
                     Paula J. PESCH, Vice President
                 Jay A. BAKER, Assistant Vice President
              Doris J. BLACKBURN, Assistant Vice President
               Doralynn ELLIOTT, Assistant Vice President
                 Kelly J. GAY, Assistant Vice President
                Ruth E. HUNTER, Assistant Vice President
               Randall W. PRATT, Assistant Vice President
               Carol A. WITSHORK, Assistant Vice President


IN ADDITION TO THE ABOVE LISTED OFFICERS OF FIRST FEDERAL BANK, A F.S.B., AS OF JULY 1, 1997, INDIVIDUALS SUBSEQUENTLY APPOINTED/PROMOTED AS OFFICERS IN THE GRADE OF ASSISTANT VICE PRESIDENT OR ABOVE IN THE COURSE OF THE FISCAL YEAR 1998, SHALL BE DEEMED ELIGIBLE TO PARTICIPATE IN THE MANAGEMENT INCENTIVE AWARD PROGRAM, SUBJECT TO THE RECOMMENDATION OF THE PRESIDENT, AND APPROVAL OF THE BOARD OF DIRECTORS, SUCH PARTICIPATION MAY BE ON A PRO RATA BASIS AS A PERCENTAGE OF THE FISCAL YEAR THAT THEY SERVE IN AN OFFICER CAPACITY. IT IS NOTED THAT CURRENT AND FUTURE OFFICERS ASSIGNED TO MORTGAGE ORIGINATION OFFICES ARE EXCLUDED FROM THE PLAN AND THAT ELIGIBILITY IS CONTINGENT UPON BEING IN A QUALIFIED ACTIVE OFFICER STATUS AT THE END OF THE PLAN YEAR.